Toni Perazzo
Chief Financial Officer
650-340-1888
FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS FIRST QUARTER 2010 RESULTS

(BURLINGAME, CA), May 12, 2010 — AeroCentury Corp. (NYSE Amex: ACY), an independent aircraft leasing company, today reported its preliminary, unaudited operating results for the first quarter ended March 31, 2010.

For the quarter ended March 31, 2010, the Company reported total revenues of $8.8 million compared with total revenues of $8.0 million for the same period of the prior year.

The Company reported net income of $1,896,000, or $1.20 per diluted share, for the first quarter of 2010, compared to net income of $1,238,000, or $0.80 per diluted share, for the first quarter of 2009.

Operating lease revenue increased by approximately $0.3 million in the quarter ended March 31, 2010, compared to the same period in 2009, primarily because of operating lease revenue from aircraft engines purchased during 2009, the effect of which was partially offset by (i) a reduction in operating lease revenue due to uncertainty about the collectibility of the related receivable and (ii) a decrease in revenue related to aircraft that were off lease for all or part of the 2010 quarter.

Maintenance reserves income is comprised of non-refundable reserves and is earned based on lessee aircraft usage.  Maintenance reserves income decreased by approximately $0.1 million in the quarter ended March 31, 2010, compared to the same period in 2009, primarily because of a reduction in maintenance reserves revenue due to uncertainty about the collectibility of the related receivable, the effect of which was partially offset by higher average usage for lessees.

Other income increased by $0.6 million in the quarter ended March 31, 2010, compared to the same period in 2009, primarily because the 2010 period included a net gain on insurance proceeds that the Company received for one of its DHC-8-100 aircraft that had sustained significant damage in January 2010 and because the Company recorded recovery of a bad debt related to amounts due from a lessee in 2009, which were received in 2010.

Total expenses decreased by approximately $0.2 million in the quarter ended March 31, 2010, compared to the same period in 2009.

Maintenance expense increased by approximately $0.3 million in the quarter ended March 31, 2010, compared to the same period in 2009, due to increases in expense for off-lease aircraft and maintenance performed by lessees using non-refundable reserves.

Interest expense decreased by $0.4 million in the quarter ended March 31, 2010, compared to the same period in 2009, primarily as a result of a lower average outstanding principal amount of the Company’s subordinated notes and the resulting reduction in both interest payments and discount amortization.

Professional fees and general and administrative expense decreased by $0.1 million in the quarter ended March 31, 2010, compared to the quarter ended March 31, 2009, primarily as a result of lower accounting and legal fees.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are leased to regional airlines and commercial users worldwide.

(more)

AeroCentury Corp.
Selected Financial Information
(Unaudited)
(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2010	2009
Revenues and other income:

Operating lease revenue	$6,720	$6,469
Maintenance reserves income	1,478	1,568
Other income	648	6

	8,846	8,043
Expenses:

Depreciation	1,836	1,908
Maintenance costs	1,811	1,505
Interest	1,057	1,410
Management fees	934	927
Professional fees and other	316	407

	5,954	6,157

Income before income tax provision	2,892	1,886

Income tax provision	996	648

Net income	$1,896	$1,238

Earnings per share:
Basic	$1.23	$0.80
Diluted	$1.20	$0.80

Weighted average shares used in earnings per share computations:
Basic	1,543,257	1,543,257
Diluted	1,581,224	1,543,257

Summary Balance Sheet:	March 31, 2010	December 31, 2009	March 31, 2009
	(Unaudited)	(Audited)	(Unaudited)

Total assets	$133,505	$132,179	$129,787
Total liabilities	$91,117	$91,687	$93,714
Shareholders’ equity	$42,388	$40,492	$36,073

####